Exhibit 5.1
Dentons US LLP
1221 Avenue of the Americas
New York, NY  10020-1089
United States

大成 Salans FMC SNR Denton McKenna Long
dentons.com

August 9, 2019
Board of Directors
One Liberty Properties, Inc.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021

Re: One Liberty Properties, Inc., Registration Statement on Form S-3 (File No. 333-216611)

Ladies and Gentlemen:

In our capacity as counsel to One Liberty Properties, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-216611) (the “Registration Statement”), which Registration Statement the Company initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the Act, dated August 9, 2019 (the “Prospectus Supplement”), under which up to $36,158,222 of shares (the “Shares”) of common stock, par value $1.00 per share, of the Company have been registered, to be sold from time to time by the Company pursuant to the Equity Offering Sales Agreement dated August 9, 2019 between the Company, D.A Davidson & Co. and B. Riley FBR, Inc. (the “Agreement”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Articles of Amendment and Restatement, as amended, (ii) the Company’s By-Laws, as amended, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

One Liberty Properties, Inc. August 9, 2019 Page 2	大成 Salans FMC SNR Denton McKenna Long dentons.com

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland (excluding local laws) and the federal law of the United States of America.  In this regard, we note that we do not practice law in the State of Maryland and do not maintain any office therein.  Any opinions expressed herein with respect to the law of the State of Maryland have been reviewed by a member of our firm admitted to practice law in the State of Maryland.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP
Dentons US LLP